EXHIBIT (a)(1)(i)

Offer to Purchase for Cash

by

Wendy’s International, Inc.

of

Up to 22,222,222 Shares of its Common Stock (Including the Associated Stock Purchase Rights)

At a Purchase Price Not Greater Than $36.00 Nor Less Than $33.00 Per Share

THE OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN STANDARD TIME, ON THURSDAY, NOVEMBER 16, 2006, UNLESS THE OFFER IS EXTENDED (“THE EXPIRATION DATE”).

Wendy’s International, Inc., an Ohio corporation (“Wendy’s,” the “Company,” “we” or “us”), invites our shareholders to tender up to 22,222,222 shares of our common stock, $0.10 stated value per share (the “Shares”), for purchase by us at a purchase price not greater than $36.00 nor less than $33.00 per Share, in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). After the Expiration Date, we will select the lowest purchase price (the “Purchase Price”) that will allow us to purchase up to 22,222,222 Shares or, if a lesser number of Shares are properly tendered, all Shares that are properly tendered and not withdrawn. All Shares acquired in the Offer will be acquired at the same Purchase Price regardless of whether the shareholder tendered at a lower price. However, because of the proration and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered at or below the Purchase Price may not be purchased if more than the number of Shares we seek are properly tendered. Shares tendered but not purchased in the Offer will be returned to the tendering shareholders at our expense promptly after the expiration of the Offer. See Section 3, “Procedures for Tendering Shares.”

Our intent is to purchase up to $800,000,000 of our Shares in the Offer; however, in the event more than 22,222,222 Shares are tendered pursuant to the Offer, we may exercise our right to purchase up to an additional 2% of our outstanding Shares without extending the Offer. By way of example, we may purchase up to an additional 2,362,191 of our outstanding Shares to the extent tendered in the Offer. We also expressly reserve the right, in our sole discretion, to purchase additional Shares subject to applicable legal requirements. See Section 1, “Number of Shares; Proration,” and Section 16, “Extension of the Offer; Termination; Amendment.”

Unless the context requires otherwise, all references to “Shares” shall include the associated stock purchase rights issued pursuant to that certain Amended and Restated Rights Agreement, dated December 8, 1997, between us and American Stock Transfer and Trust Company. All Shares tendered and purchased will include such associated stock purchase rights.

THE OFFER IS SUBJECT TO IMPORTANT CONDITIONS. SEE SECTION 7, “CONDITIONS OF THE OFFER.”

The Shares are listed and traded on the New York Stock Exchange (“NYSE”) under the symbol “WEN.” On October 17, 2006, the last full trading day before the commencement of the Offer, the last reported sale price of the Shares on the NYSE was $34.57 per share. You are urged to obtain current market quotations for the Shares. See Section 8, “Price Range of Shares; Dividends.”

The Offer is an element of our overall plan to enhance shareholder value. If we are unable to purchase $800,000,000 of our Shares in the Offer, we will consider, in our sole discretion, various other options to enhance shareholder value, including, among other things, additional share repurchases from time to time.

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY MAKE ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH TO TENDER YOUR SHARES. YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER. SEE SECTION 2, “PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER.”

THE COMPANY’S EXECUTIVE OFFICERS AND DIRECTORS HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER ANY OF THEIR SHARES IN THE OFFER. SEE SECTION 11, “INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES.”

The Lead Dealer Manager for the Offer is:

The Co-Dealer Manager for the Offer is:

Goldman, Sachs & Co.

Offer to Purchase dated October 18, 2006.

If you want to tender all or part of your Shares, you must do one or more of the following before the Offer expires at 5:00 P.M., Eastern Standard Time, on Thursday, November 16, 2006:

•	if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your Shares for you;

•	if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to American Stock Transfer and Trust Company, the Depositary for the Offer;

•	if you are an institution participating in The Depository Trust Company, which we call the “Book-Entry Transfer Facility” in this Offer to Purchase, tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase;

•	if you are a participant in the Wendy’s Profit Sharing and Savings Plan (the “401(k) Plan”) and you wish to tender any of your Shares held in such plan, you must follow the separate instructions and procedures described in Section 3 of this Offer to Purchase and you must review the separate materials related to the 401(k) Plan enclosed with this Offer to Purchase; and

•	if you are a holder of vested Company stock options and you wish to tender the Shares underlying such options, you must exercise your vested options, in accordance with the terms of the particular stock option or compensation plan and related stock option or compensation plan agreement, pay the related purchase price and any taxes and secure the delivery of Shares so that you can tender the Shares pursuant to the terms of the Offer and prior to the Expiration Date. Therefore, you must exercise your vested options at least five business days prior to the Expiration Date (which, unless the Offer is extended, will require you to exercise such options no later than 3:00 p.m., Eastern Standard Time, on Thursday, November 9, 2006). Holders of vested Company stock options who exercise and tender the Shares underlying such options will have their Shares purchased by the Company on the same basis as other holders of Shares. No exercise of vested Company Stock options may be revoked even if some Shares acquired pursuant to an exercise of vested options are not purchased by the Company or if the Offer is terminated without purchase of any Shares.

If you want to tender your Shares but your certificates for the Shares are not immediately available or cannot be delivered to the Depositary within the required time or you cannot comply with the procedure for book-entry transfer, or your other required documents cannot be delivered to the Depositary by the Expiration Date of the Offer, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3, “Procedures for Tendering Shares.”

TO TENDER SHARES PROPERLY, OTHER THAN SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, OR SHARES HELD UNDER THE 401(K) PLAN, YOU MUST PROPERLY COMPLETE AND DULY EXECUTE THE LETTER OF TRANSMITTAL, INCLUDING THE SECTION RELATING TO THE PRICE AT WHICH YOU ARE TENDERING YOUR SHARES.

If you wish to maximize the chance that your Shares will be purchased by us, you should check the box in the section of the Letter of Transmittal under the heading “Shares Tendered at Price Determined Pursuant to the Offer.” Note that this election could result in your Shares being purchased at the minimum price of $33.00 per Share.

Questions and requests for assistance may be directed to Georgeson Inc., the Information Agent for the Offer, or to J.P. Morgan Securities Inc. or Goldman, Sachs & Co., the Dealer Managers for the Offer, at their respective addresses and telephone numbers set forth on the back cover page of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other Offer documents may be directed to the Information Agent.

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We are not making this Offer to, and will not accept any tendered Shares from, shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary to allow us to make this Offer to shareholders in any such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE OFFER OR AS TO THE PURCHASE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL OR DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO PROVIDE YOU WITH ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR PROVIDES ANY INFORMATION OR REPRESENTATION TO YOU, YOU MUST NOT RELY ON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY.

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my Shares?

Wendy’s is offering to purchase up to 22,222,222 Shares of our outstanding common stock.

What will the Purchase Price for the Shares be?

We are conducting the Offer through a procedure commonly called a “modified Dutch Auction.” This procedure allows you to select the price (in increments of $0.25) within a price range specified by us at which you are willing to sell your Shares. The price range for this offer is $33.00 to $36.00 per Share. The Purchase Price will be the lowest price at which, based on the number of Shares tendered and the prices specified by the tendering shareholders, we can purchase up to 22,222,222 Shares, or such lesser number of Shares as are properly tendered and not withdrawn. All Shares we purchase will be purchased at the same Purchase Price, even if you have selected a lower price, but we will not purchase any Shares above the Purchase Price we determine. We will determine the Purchase Price for tendered Shares promptly after the Offer expires. See Section 1, “Number of Shares; Proration.”

What will be the form of payment of the Purchase Price?

If your Shares are purchased in the Offer, you will be paid the Purchase Price in cash, less any applicable withholding taxes and without interest, for all your Shares that we purchase pursuant to the Offer. We will pay the Purchase Price promptly after the Offer expires, but under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment. See Section 1, “Number of Shares; Proration” and Section 5, “Purchase of Shares and Payment of Purchase Price.”

How many Shares will Wendy’s purchase?

We will purchase 22,222,222 Shares in the Offer, or such lesser number of Shares as are properly tendered and not properly withdrawn. The 22,222,222 Shares represent approximately 19% of our outstanding common stock as of October 13, 2006. If more than 22,222,222 Shares are tendered, all Shares tendered at or below the Purchase Price will be purchased on a pro rata basis, except for “odd lots” (lots held by owners of less than 100 Shares), which will be purchased on a priority basis, and conditionally tendered shares, which are subject to conditional tender provisions. See Section 6, “Conditional Tender of Shares.”

Our intent is to purchase up to $800,000,000 of our Shares in the Offer; however, in the event more than 22,222,222 Shares are tendered pursuant to the Offer, we may exercise our right to purchase up to an additional 2% of our outstanding Shares without extending the Offer. By way of example, we may purchase up to an additional 2,362,191 of our outstanding Shares to the extent tendered in the Offer without extending the Offer. We also expressly reserve the right, in our sole discretion, to purchase additional Shares subject to applicable legal requirements. See Section 1, “Number of Shares; Proration.”

What are the “associated stock purchase rights”?

Each time we issue a Share, we issue to the holder of such Share one stock purchase right pursuant to the Amended and Restated Rights Agreement, dated December 8, 1997, between us and American Stock Transfer and Trust Company, which is incorporated by reference as an exhibit to our Issuer Tender Offer Statement on Schedule TO (“Schedule TO”). These associated stock purchase rights are not represented by separate certificates. Instead, they are evidenced by the certificates for the Shares and they automatically trade with the associated Shares. Unless the context requires otherwise in this Offer to Purchase and the Letter of Transmittal, all references to Shares include the associated stock purchase rights, and a tender of Shares will include a tender of the associated stock purchase rights.

What is the purpose of the Offer?

This Offer is an element of our overall plan to enhance stockholder value. In determining to proceed with the Offer, our management and our Board of Directors reviewed the Company’s alternatives for the use of cash flow generated by the Company’s operations and funds received from Tim Hortons Inc., our former subsidiary. Such alternatives included, among other things, investments in new and existing restaurants, franchisee incentives, other capital expenditures, acquisitions, strategic investments, dividends and share repurchases. The Board of Directors considered, with the assistance of management, our free cash flow, financial position and dividend policy, and the market price of our common stock, as well as our operations, strategy and expectations for the future.

We believe the “modified Dutch Auction” tender offer set forth herein represents an efficient mechanism to provide our shareholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment if they so elect. Shareholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations at no additional cost to them. We do not believe consummation of the Offer will impair our competitive ability or our business prospects. See Section 2, “Purpose of the Offer; Certain Effects of the Offer.”

How will Wendy’s pay for the Shares tendered in the Offer?

We will use funds we received from Tim Hortons Inc., our former subsidiary, and other cash generated by our operations to purchase Shares tendered in the Offer and to pay all related expenses. See Section 9, “Source and Amount of Funds.”

How long do I have to tender my Shares?

You may tender your Shares until the Offer expires. The Offer will expire on Thursday, November 16, 2006, at 5:00 p.m., Eastern Standard Time, unless we extend the Offer. We may choose to extend the Offer for any reason. We cannot assure you that the Offer will be extended or, if extended, for how long. See “Introduction,” Section 1, “Number of Shares; Proration” and Section 16, “Extension of the Offer; Termination; Amendment.” If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely they have an earlier deadline for accepting the Offer.

Can the Offer be extended, amended or terminated, and under what circumstances?

We can extend or amend the Offer in our sole discretion. If we extend the Offer, we will delay the acceptance of any Shares that have been tendered. We can also terminate the Offer under certain circumstances. See Section 7, “Conditions of the Offer” and Section 16, “Extension of the Offer; Termination; Amendment.”

How will I be notified if Wendy’s extends the offer or amends the terms of the Offer?

We will issue a press release no later than 9:00 a.m., Eastern Standard Time, on the business day after the previously scheduled Expiration Date if we decide to extend the Offer. We will announce any amendment to the terms of the Offer by making a public announcement of the amendment. See Section 16, “Extension of the Offer; Termination; Amendment.”

Are there any conditions to the Offer?

Yes. Our obligation to accept and pay for your tendered Shares depends on a number of conditions, including:

•	No legal action shall have been threatened, pending or taken, and no adverse development in currently pending litigation shall have occurred, that (i) challenges or relates to the Offer or (ii) could materially and adversely affect our business, condition (financial or otherwise), assets, income, operations or prospects or could otherwise materially impair the contemplated future conduct of our business or our ability to purchase up to 22,222,222 Shares in the Offer.

•	No general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payment in respect of banks in the United States shall have occurred.

•	No changes in the general political, market, economic or financial conditions in the United States or abroad that could adversely affect our business, condition (financial or otherwise), income, operations or prospects or otherwise materially impair the contemplated future conduct of our business.

•	No commencement or escalation of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, shall have occurred.

•	No decrease of more than 10% in the market price of our Shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, Nasdaq Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on October 17, 2006 shall have occurred.

•	No person shall have made a tender or exchange offer for our Shares (other than this Offer), nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction.

•	No person (including certain groups) shall acquire, or propose to acquire, beneficial ownership of more than 5% of our outstanding Shares other than as publicly disclosed in a filing with the Securities and Exchange Commission (the “Commission”) prior to October 18, 2006. No person or group that has made such a filing prior to October 18, 2006 shall acquire, or propose to acquire, beneficial ownership of an additional 2% or more of our outstanding Shares. In addition, no new group shall have been formed that beneficially owns more than 5% of our outstanding Shares.

•	No material adverse change in our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, shall have occurred or been threatened.

•	There is not, in our determination, a reasonable likelihood that either (i) the Shares would be held of record by less than 300 persons, or (ii) the completion of the Offer and the purchase of the Shares may otherwise cause the Shares to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act.

The Offer is subject to a number of other conditions described in greater detail in Section 7, “Conditions of the Offer.”

Following the Offer, will Wendy’s continue as a public company?

Yes. The completion of the Offer in accordance with its conditions will not cause Wendy’s to be delisted from the NYSE or stop being subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See Section 2, “Purpose of the Offer; Certain Effects of the Offer.”

How do I tender my Shares?

The Offer will expire on Thursday, November 16, 2006, at 5:00 p.m., Eastern Standard Time, unless we extend the Offer. If you want to tender all or part of your Shares prior to the expiration of the Offer:

•	you must deliver your Share certificate(s) and a properly completed and duly executed Letter of Transmittal to American Stock Transfer and Trust Company, the Depositary, at the address appearing on the back cover page of this Offer to Purchase;

•	the Depositary must receive a confirmation of receipt of your Shares by book-entry transfer and a properly completed and duly executed Letter of Transmittal or an Agent’s Message (as defined below), in the case of a book-entry transfer; or

•	you must comply with the guaranteed delivery procedure outlined in Section 3, “Procedures for Tendering Shares.”

If you wish to maximize the chance that your Shares will be purchased by us, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer.” Note that this election could result in your Shares being purchased at the minimum price of $33.00 per share. You may also contact the Information Agent or the Dealer Managers or your broker for assistance. The contact information for the Information Agent and the Dealer Managers is set forth on the back cover pager of this Offer to Purchase. See Section 3, “Procedures for Tendering Shares” and the instructions to the Letter of Transmittal.

How do holders of vested stock options for Shares participate in the Offer?

If you hold vested, but unexercised options, you must exercise such options in accordance with the terms of the applicable stock option or compensation plans and tender the Shares received upon such exercise in accordance with this Offer. See Instruction 14 of the Letter of Transmittal. You must exercise your vested options at least five business days prior to the Expiration Date (which, unless the Offer is extended, will require you to exercise such options no later than 3:00 p.m., Eastern Standard Time, on Thursday, November 9, 2006).

How do participants in the 401(k) Plan participate in the Offer?

Participants in the 401(k) Plan may not use the Letter of Transmittal to direct the tender of their shares in the plan, but instead must follow the separate instructions related to those shares in the “Letter from Trustee to Participants in the Wendy’s Profit Sharing and Savings Plan” sent to participants holding Wendy’s common shares in the 401(k) Plan along with this Offer to Purchase. If you are a participant in the 401(k) Plan and wish to have the trustee tender some or all shares held in the 401(k) Plan, you must complete, execute and return the separate direction form included in the “Letter from Trustee to Participants in the Wendy’s Profit Sharing and Savings Plan” at least three business days prior to the Expiration Date.

Can I change my mind after I have tendered Shares in the Offer?

Yes. You may withdraw any Shares you have tendered at any time before the expiration of the Offer, which will occur at 5:00 p.m., Eastern Standard Time, on Thursday, November 16, 2006, unless we extend it. In addition, if we have not accepted for payment the Shares you have tendered to us, you may also withdraw your Shares after 12:00 midnight, Eastern Standard Time, on Monday, December 18, 2006. See Section 4, “Withdrawal Rights.” Participants in our 401(k) Plan who wish to withdraw their shares must follow the instructions found in the “Letter from Trustee to Participants in the Wendy’s Profit Sharing and Savings Plan” sent separately to each participant of the 401(k) Plan. See Section 4, “Withdrawal Rights.”

How do I withdraw Shares I previously tendered?

You must deliver on a timely basis a written or facsimile notice of your withdrawal to the Depositary at the Depositary’s contact information appearing on the back cover page of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of such Shares. Some additional requirements apply if the certificates for Shares to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4, “Withdrawal Rights.” Participants in the 401(k) Plan who wish to withdraw their shares must follow the instructions found in the “Letter from Trustee to Participants in the Wendy’s Profit Sharing and Savings Plan” sent separately to each participant of the plan. See Section 4, “Withdrawal Rights.”

In what order will you purchase the tendered Shares?

We will purchase Shares:

•	first, from all holders of “odd lots” (holders of less than 100 Shares) who properly tender all their Shares at or below the Purchase Price selected by us;

•	second, on a pro rata basis from all other shareholders who properly tender Shares at or below the Purchase Price selected by us, other than shareholders who tender conditionally and whose conditions are not satisfied; and

•	third, only if necessary to permit us to purchase up to 22,222,222 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law) from holders who have tendered Shares subject to the condition that a specified minimum number of the holder’s Shares be purchased if any of the holder’s Shares are purchased in the Offer (for which the condition was not initially satisfied) at or below the Purchase Price by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have properly tendered all of their Shares. See Section 6, “Conditional Tender of Shares.”

Therefore, we may not purchase all of the Shares that you tender even if you tender them at or below the Purchase Price selected by us. See Section 1, “Number of Shares; Proration.”

Can I tender Shares in the Offer subject to the condition that a specified minimum number of my Shares must be purchased?

Yes, you may tender your Shares subject to this condition by following the procedures described in Section 6, “Conditional Tender of Shares.”

Has Wendy’s or its Board of Directors adopted a position on the Offer?

Our Board of Directors has approved the Offer. However, neither we nor our Board of Directors nor the Dealer Managers make any recommendation to you as to whether you should tender or refrain from tendering your Shares or at what price you may choose to tender your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the price or prices at which your Shares should be tendered. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including the purposes and effects of the Offer. See Section 2, “Purpose of the Offer; Certain Effects of the Offer.”

Will Wendy’s directors and officers tender Shares in the Offer?

Our directors and executive officers have advised us that they do not intend to tender any Shares in the Offer. See Section 11, “Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.”

If I decide not to tender, how will the Offer affect my Shares?

Shareholders who choose not to tender will own a greater percentage interest in our outstanding common stock following the consummation of the Offer. See Section 11, “Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.”

When and how will Wendy’s pay for the Shares I tender?

We will pay the Purchase Price, less any applicable withholding taxes and without interest, for the Shares we purchase promptly after the expiration of the Offer and the acceptance of the Shares for payment. We do not expect, however, to announce the results of proration and begin paying for the tendered shares until up to ten business days after expiration of the Offer, including any extensions. We will pay for the Shares accepted for purchase by depositing the aggregate Purchase Price with the Depositary promptly after the expiration of the Offer. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment. See Section 5, “Purchase of Shares and Payment of Purchase Price.” Notwithstanding the foregoing, if you are a participant in the 401(k) Plan, payment for tendered Shares accepted by the Company will be made to your plan account as set forth in the “Letter from Trustee to Participants in the Wendy’s Profit Sharing and Savings Plan.”

What is the recent market price of the Shares?

On October 17, 2006, the last full trading day before commencement of the Offer, the last reported sale price of the Shares on the NYSE was $34.57 per share. You are urged to obtain current market quotations for the Shares prior to making your decision whether or not to tender pursuant to the Offer. See Section 8, “Price Range of Shares; Dividends.”

Will I have to pay brokerage fees and commissions if I tender my Shares?

If you hold your Shares through a broker, bank or other nominee and your broker tenders Shares on your behalf, your broker may charge you a fee for doing so. We urge you to consult your broker or nominee to determine whether any charges will apply. See Section 5, “Purchase of Shares and Payment of Purchase Price.”

What are the United States federal income tax consequences if I tender my Shares?

Generally, you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the Shares you tender. Your receipt of cash for your tendered Shares will generally be treated as either (1) consideration received in a sale or exchange or (2) a dividend. The payment of cash for a foreign shareholder’s tendered shares may be subject to United States federal income tax withholding. Each shareholder is advised to consult with his or her own tax advisor to determine the federal, state, local, foreign and other tax consequences to the shareholder of the Offer to Purchase. See Section 15, “Material United States Federal Income Tax Consequences.”

Will I have to pay stock transfer tax if I tender my Shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the Shares to the registered holder, you will not incur any domestic stock transfer tax. See Section 5, “Purchase of Shares and Payment of Purchase Price.”

Will I receive the fourth quarter dividend on the shares that I tender?

The Company expects its fourth quarter dividend to be 8.5 cents per share, which is expected to be payable in late November. However, our Board of Directors has neither declared this dividend nor set a record date for any dividend payable. If the record date for the fourth quarter dividend (if and when declared) is a date before the Expiration Date (that is, the fourth quarter dividend is to be paid to shareholders of record as of a date before the Expiration Date), you would receive the fourth quarter dividend on the shares you tender. If, however, the record date for the fourth quarter dividend (when and if declared) is a date after the Expiration Date (that is, the fourth quarter dividend is to be paid to shareholders of record as of a date after the Expiration Date), you would not receive the fourth quarter dividend on the shares purchased by the Company. See Section 8, “Price Range of Shares; Dividends.”

Who can I talk to if I have questions?

The Information Agent and the Dealer Managers can help answer your questions. The Information Agent is Georgeson Inc., the Lead Dealer Manager is J.P. Morgan Securities Inc. and the Co-Dealer Manager is Goldman, Sachs & Co. Their contact information is set forth on the back cover page of this Offer to Purchase. Participants in the 401(k) Plan who have questions relating to the 401(k) Plan should contact the administrator of the 401(k) Plan.

FORWARD–LOOKING STATEMENTS

Certain information in this Offer to Purchase, particularly information regarding future economic performance and finances, and plans, expectations and objectives of management, is forward looking. The following factors, in addition to other possible factors not listed, could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements:

Competition. The quick-service restaurant industry is intensely competitive with respect to price, service, location, personnel and type and quality of food. The Company and its franchisees compete with international, regional and local organizations primarily through the quality, variety and value perception of food products offered. The number and location of units, quality and speed of service, attractiveness of facilities, effectiveness of advertising and marketing programs, and new product development by the Company and its competitors are also important factors. The Company anticipates that intense competition will continue to focus on pricing. Certain of the Company’s competitors have substantially larger marketing budgets.

Economic, Market and Other Conditions. The quick-service restaurant industry is affected by changes in international, national, regional and local economic conditions, consumer preferences and spending patterns, demographic trends, consumer perceptions of food safety, weather, traffic patterns, the type, number and location of competing restaurants, and the effects of war or terrorist activities and any governmental responses thereto. Factors such as inflation, food costs, labor and benefit costs, legal claims, and the availability of management and hourly employees also affect restaurant operations and administrative expenses. The ability of the Company and its franchisees to finance new restaurant development, improvements and additions to existing restaurants, and the acquisition of restaurants from, and sale of restaurants to franchisees is affected by economic conditions, including interest rates and other government policies impacting land and construction costs and the cost and availability of borrowed funds.

Importance of Locations. The success of the Company and its franchised restaurants is dependent in substantial part on location. There can be no assurance that current locations will continue to be attractive, as demographic patterns change. It is possible the neighborhood or economic conditions where restaurants are located could decline in the future, thus resulting in potentially reduced sales in those locations.

Government Regulation. The Company and its franchisees are subject to various federal, state and local laws affecting their business. The development and operation of restaurants depend to a significant extent on the selection and acquisition of suitable sites, which are subject to zoning, land use, environmental, traffic and other regulations. Restaurant operations are also subject to licensing and regulation by state and local departments relating to health, sanitation and safety standards, federal and state labor laws (including applicable minimum wage requirements, overtime, working and safety conditions, and citizenship requirements), federal and state laws which prohibit discrimination and other laws regulating the design and operation of facilities, such as the Americans with Disabilities Act of 1990. Changes in these laws and regulations, particularly increases in applicable minimum wages, may adversely affect financial results. The operation of the Company’s franchisee system is also subject to regulation enacted by a number of states and rules promulgated by the Federal Trade Commission. The Company cannot predict the effect on its operations, particularly on its relationship with franchisees, of the future enactment of additional legislation regulating the franchise relationship. The Company’s financial results could also be affected by changes in applicable accounting rules.

Growth Plans. The Company plans to increase the number of systemwide restaurants open or under construction. There can be no assurance that the Company or its franchisees will be able to achieve growth objectives or that new restaurants opened or acquired will be profitable.

The opening and success of restaurants depends on various factors, including the identification and availability of suitable and economically viable locations, sales levels at existing restaurants, the negotiation of acceptable lease or purchase terms for new locations, receipt of applicable permits and regulatory compliance, the ability to meet construction schedules, the financial and other development capabilities of franchisees, the ability of the Company to hire and train qualified management personnel, and general economic and business conditions.

International Operations. The Company’s business outside of the United States is subject to a number of additional factors, including international economic and political conditions, differing cultures and consumer preferences, currency regulations and fluctuations, diverse government regulations and tax systems, uncertain or differing interpretations of rights and obligations in connection with international franchise agreements and the collection of royalties from international franchisees, the availability and cost of land and construction costs, and the availability of experienced management, appropriate franchisees, and joint venture partners. Although the Company believes it has developed the support structure required for international growth, there is no assurance that such growth will occur or that international operations will be profitable.

Disposition of Restaurants. The disposition of Company-operated restaurants to new or existing franchisees is part of the Company’s strategy to develop the overall health of the system by acquiring restaurants from, and disposing of restaurants to, franchisees where prudent. The realization of gains from future dispositions of restaurants depends in part on the ability of the Company to complete disposition transactions on acceptable terms.

Transactions to Improve Return on Investment. The sale of real estate previously leased to franchisees is generally part of the program to improve the Company’s return on invested capital. There are various reasons why the program might be unsuccessful, including changes in economic, credit market, real estate market or other conditions, and the ability of the Company to complete sale transactions on acceptable terms and at or near the prices estimated as attainable by the Company.

Mergers, Acquisitions and Other Strategic Transactions. The Company intends to evaluate potential mergers, acquisitions, joint venture investments, alliances, vertical integration opportunities and divestitures as part of its strategic planning initiative. These transactions involve various inherent risks, including accurately assessing the value, future growth potential, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition candidates; the potential loss of key personnel of an acquired business; the Company’s ability to achieve projected economic and operating synergies; and unanticipated changes in business and economic conditions affecting an acquired business.

In light of these risks, uncertainties and assumptions, we caution readers not to place undue reliance on any forward–looking statements. Except as required by the Commission’s regulations concerning amending our Schedule TO, we undertake no obligation to publicly update or revise any forward–looking statements based on the occurrence of future events, the receipt of new information or otherwise.

INTRODUCTION

The Holders of our Common Stock:

We invite our shareholders to tender Shares for purchase by us. Upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal, we are offering to purchase up to 22,222,222 Shares at a price not greater than $36.00 nor less than $33.00 per share, less any applicable withholding taxes and without interest.

The Offer will expire at 5:00 p.m., Eastern Standard Time, on Thursday, November 16, 2006, unless extended (such date and time, as the same may be extended, the “Expiration Date”). We may, in our sole discretion, extend the period of time in which the offer will remain open.

We will select the lowest Purchase Price that will allow us to purchase up to 22,222,222 Shares or, if a lesser number of Shares are properly tendered, all Shares that are properly tendered and not withdrawn. All Shares acquired in the Offer will be acquired at the same Purchase Price regardless of whether the shareholder tendered at a lower price. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered at or below the Purchase Price may not be purchased if more than the number of Shares we seek are properly tendered. Shares not purchased in the Offer will be returned to the tendering shareholders at our expense promptly after the expiration of the Offer. See Section 1, “Number of Shares; Proration.”

Our intent is to purchase up to $800,000,000 of our Shares in the Offer; however, in the event more than 22,222,222 Shares are tendered pursuant to the Offer, we may exercise our right to purchase up to an additional 2% of our outstanding Shares without extending the Offer. By way of example, we may purchase up to an additional 2,362,191 of our outstanding Shares to the extent tendered in the Offer. Such a purchase of additional Shares will not require us to extend the Offer. We also expressly reserve the right, in our sole discretion, to purchase additional Shares subject to applicable legal requirements. See Section 1, “Number of Shares; Proration.”

The Offer is an element of our overall plan to enhance shareholder value. If we are unable to purchase up to $800,000,000 of Shares in the Offer, we will consider, in our sole discretion, various other options to enhance shareholder value, including, among other things, additional share repurchases from time to time.

Shareholders must complete the section of the Letter of Transmittal relating to the price at which they are tendering Shares to properly tender Shares.

Tendering shareholders who hold Shares registered in their own names and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 9 of the related Letter of Transmittal, stock transfer taxes on our purchase of Shares pursuant to the Offer. Tendering shareholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs apply. Any tendering shareholder or other payee who is a foreign shareholder, as defined in Section 15, “Material United States Federal Income Tax Consequences,” may be subject to withholding of U.S. federal income tax at a rate of 30%, unless the foreign shareholder establishes that a reduced rate of withholding or an exemption from withholding is applicable.

The Offer is subject to certain conditions. See Section 7, “Conditions of the Offer.”

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS NOR THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY MAKE ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU

MAY CHOOSE TO TENDER YOUR SHARES, AND NEITHER WE NOR OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY HAVE AUTHORIZED ANY PERSON TO MAKE ANY SUCH REPRESENTATION. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH TO TENDER THEM. YOU ARE URGED TO EVALUATE CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2, “PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER.”

OUR EXECUTIVE OFFICERS AND DIRECTORS HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER ANY OF THEIR SHARES IN THE OFFER.

If at the Expiration Date more than 22,222,222 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law) are properly tendered at or below the Purchase Price and not properly withdrawn, we will buy Shares:

•	first, from all holders of “odd lots” (holders of less than 100 Shares) who properly tender all their Shares at or below the Purchase Price selected by us;

•	second, on a pro rata basis from all other shareholders who properly tender Shares at or below the Purchase Price selected by us, other than shareholders who tender conditionally and whose conditions are not satisfied; and

•	third, only if necessary to permit us to purchase up to 22,222,222 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law) from holders who have tendered Shares subject to the condition that a specified minimum number of the holder’s Shares be purchased if any of the holder’s Shares are purchased in the Offer (for which the condition was not initially satisfied) at or below the Purchase Price by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have properly tendered all of their Shares.

Therefore, we may not purchase all of the Shares tendered pursuant to the Offer even if the Shares are tendered at or below the Purchase Price. See Section 1, “Number of Shares; Proration,” Section 5, “Purchase of Shares and Payment of Purchase Price,” and Section 6, “Conditional Tender of Shares,” respectively, for additional information concerning priority, proration and conditional tender procedures.

We will pay the Purchase Price, in cash, less any applicable withholding taxes and without interest, for all Shares purchased. Tendering shareholders who hold Shares registered in their own names and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 9 of the related Letter of Transmittal, stock transfer taxes on our purchase of Shares pursuant to the Offer. Tendering shareholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs apply. Any tendering shareholder or other payee who is a foreign shareholder, as defined in Section 3, may be subject to withholding of U.S. federal income tax at a rate of 30%, unless the foreign shareholder establishes that a reduced rate of withholding or an exemption from withholding is applicable. Also, any tendering shareholder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to U.S. federal income tax backup withholding of 28% of the gross proceeds paid to the tendering shareholder or other payee pursuant to the Offer, unless such shareholder or other payee establishes that such shareholder or other payee is within the class of persons that is exempt from backup withholding. See Section 3, “Procedures for Tendering Shares.” Also, see Section 15, “Material United States Federal Income Tax Consequences.”

Holders of vested but unexercised options to purchase any Shares may exercise such options for cash and then tender some or all of the Shares issued upon such exercise.

Participants in our 401(k) Plan may not use the Letter of Transmittal to direct the tender of their Shares held in the plan, but instead must follow the separate instructions related to those Shares. A participant in our 401(k) Plan may instruct the trustee of the plan as set forth in the “Letter from Trustee to Participants in the Wendy’s Profit Sharing and Savings Plan” to tender some or all of the Shares attributed to the participant’s account. If a participant’s instructions are not received three business days prior to the Expiration Date, the trustee will not tender Shares attributable to the participant’s account.

Participants in employee benefit plans not affiliated with us that hold Shares may tender some or all of such Shares as provided herein generally, subject to the provisions of such plans.

As of October 13, 2006, we had 118,109,594 Shares outstanding, approximately 1.8 million Shares reserved for issuance upon exercise of outstanding stock options, and approximately 1.2 million Shares reserved for issuance pursuant to outstanding restricted stock units. The 22,222,222 Shares that we are offering to purchase represent approximately 19% of the Shares then outstanding. The Shares are listed and traded on the NYSE under the symbol “WEN.” On October 17, 2006, the last full day of trading before commencement of the Offer, the last reported sale price of the Shares on the NYSE was $34.57 per share. See Section 8, “Price Range of Shares; Dividends.” Shareholders are urged to obtain current market quotations for the Shares.

THE OFFER

1. Number of Shares; Proration.

General. Upon the terms and subject to the conditions of the Offer, we will purchase up to 22,222,222 Shares of our common stock at prices not greater than $36.00 nor less than $33.00 per share, without interest.

See Section 16, “Extension of the Offer; Termination; Amendment,” for a description of our right to extend, delay, terminate or amend the Offer; however, in the event more than 22,222,222 Shares are tendered pursuant to the Offer, we may exercise our right to purchase up to an additional 2% of our outstanding Shares without extending the Offer. By way of example, we may purchase up to an additional 2,362,191 of our outstanding Shares to the extent tendered in the Offer. Such a purchase of additional Shares will not require us to extend the Offer. We also expressly reserve the right, in our sole discretion, to purchase additional Shares subject to applicable legal requirements.

If more than 22,222,222 Shares are tendered at or below the Purchase Price, Shares tendered at or below the Purchase Price before the Expiration Date will be subject to proration. The proration period and withdrawal rights expire on the Expiration Date.

If we—

•	increase the price to be paid for Shares above $36.00 per share or decrease the price to be paid for Shares below $33.00 per share,

•	increase the number of Shares being sought in the Offer and such increase in the number of Shares being sought exceeds 2% of our outstanding Shares, or

•	decrease the number of Shares being sought,

and the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day (as defined below) from, and including, the date that an announcement of any such increase or decrease is first published, sent or given in the manner specified in Section 16, “Extension of the Offer; Termination; Amendment,” then the Offer will be extended until the expiration of such period of ten business days. A “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time.

THE OFFER IS SUBJECT TO CONDITIONS. SEE SECTION 7.

In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender Shares must specify the price or prices, not greater than $36.00 nor less than $33.00 per share, at which they are willing to sell their Shares to us in the Offer. Alternatively, shareholders desiring to tender Shares may choose not to specify a price and, instead, may specify that they will sell their Shares at the Purchase Price ultimately paid for Shares properly tendered in the Offer, which could result in the tendering shareholder receiving a price per share as low as $33.00. If tendering shareholders wish to maximize the chance that their Shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer.” Note that this election could result in the tendered Shares being purchased at the minimum price of $33.00 per share.

Promptly following the Expiration Date, we will, in our sole discretion, determine the Purchase Price that we will pay for Shares properly tendered and not properly withdrawn, taking into account the number of Shares tendered and the prices specified by tendering shareholders. We will select the lowest Purchase Price, not greater than $36.00 nor less than $33.00 per share, less any applicable withholding taxes and without interest, that will enable us to purchase up to 22,222,222 Shares, or such lesser number of Shares as are properly tendered, pursuant to the Offer. Shares properly tendered pursuant to the Offer at or below the Purchase Price and not properly withdrawn will be purchased at the Purchase Price upon the terms and subject to the conditions of the Offer, including the proration provisions.

All Shares tendered and not purchased pursuant to the Offer, including Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration and conditional tender provisions, will be returned to the tendering shareholders or, in the case of Shares delivered by book-entry transfer, credited to the account at the Book-Entry Transfer Facility (as defined below) from which the transfer had previously been made at our expense promptly following the Expiration Date. By following the instructions to the Letter of Transmittal, shareholders can specify one minimum price for a specified portion of their Shares and a different minimum price for other specified Shares, but a separate Letter of Transmittal must be submitted for Shares tendered at each price. Shareholders can also specify the order in which the specified portions will be purchased in the event that, as a result of the proration provisions or otherwise, some but not all of the tendered Shares are purchased pursuant to the Offer.

If the number of Shares properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date is equal to or less than 22,222,222 Shares, or such greater number of Shares as we may elect to purchase, subject to applicable law, we will, upon the terms and subject to the conditions of the Offer, purchase all Shares so tendered at the Purchase Price.

Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if more than 22,222,222 Shares, or such greater number of Shares as we may elect to purchase, subject to applicable law, have been properly tendered at prices at or below the Purchase Price selected by us and not properly withdrawn, we will purchase properly tendered Shares on the basis set forth below:

•	first, from all holders of “odd lots” (holders of less than 100 Shares) who properly tender all their Shares at or below the Purchase Price selected by us;

•	second, on a pro rata basis from all other shareholders who properly tender Shares at or below the Purchase Price selected by us, other than shareholders who tender conditionally and whose conditions are not satisfied; and

•	third, only if necessary to permit us to purchase up to 22,222,222 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law) from holders who have tendered Shares subject to the condition that a specified minimum number of the holder’s Shares be purchased if any of the holder’s Shares are purchased in the Offer (for which the condition was not initially satisfied) at or below the Purchase Price by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have properly tendered all of their Shares.

Therefore, all of the Shares that a shareholder tenders in the Offer may not be purchased even if they are tendered at prices at or below the Purchase Price. It is also possible that none of the Shares conditionally tendered will be purchased even though those Shares were tendered at prices at or below the Purchase Price.

Proration. If proration of tendered Shares is required, we will determine the proration factor promptly following the Expiration Date. Proration for each shareholder tendering Shares will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by such shareholder to the total number of Shares properly tendered and not properly withdrawn by all shareholders at or below the Purchase Price. Because of the difficulty in determining the number of Shares properly tendered, including Shares tendered by guaranteed delivery procedures as described in Section 3, and not properly withdrawn, we do not expect that we will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until ten business days after the Expiration Date. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. Shareholders may obtain preliminary proration information from the Information Agent or the Dealer Managers and may be able to obtain such information from their brokers.

As described in Section 15, “Material United States Federal Income Tax Consequences,” the number of Shares that we will purchase from a shareholder pursuant to the Offer may affect the United States federal income tax consequences to that shareholder and, therefore, may be relevant to a shareholder’s decision whether or not to tender Shares.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2. Purpose of the Offer; Certain Effects of the Offer.

Purpose of the Offer. We intend to purchase up to $800,000,000 of Shares, or 22,222,222 Shares, in the Offer, representing approximately 19% of our outstanding Shares as of October 13, 2006. Since the beginning of fiscal 2004, we have repurchased in the open market 9,638,000 shares of our common stock for an aggregate of approximately $457,688,000 pursuant to the stock repurchase program and authorizations approved by the Board of Directors.

The Offer is an element of the Company’s overall plan to enhance shareholder value. In determining to proceed with the Offer, management and our Board of Directors reviewed the Company’s alternatives for the use of cash flow generated by the Company’s operations and funds received from Tim Hortons Inc., our former subsidiary. Such alternatives include, among other things, investments in new and existing restaurants, other capital expenditures, acquisitions, strategic investments, dividends and share repurchases. The Board of Directors considered, with the assistance of management, our free cash flow, financial position and dividend policy, and the market price of our common stock, as well as our operations, strategy and expectations for the future.

In determining the size and number of shares to purchase in the Offer, the Board of Directors with the assistance of outside advisors considered a broad range of factors, including our financial condition and dividend policy, operations, competitive position, resources and business prospects, management of the impact of our equity compensation plans, the current market prices of our shares and our desire for future financial flexibility. The Board of Directors also considered risks and uncertainties, including the potential for favorable and unfavorable developments relating to our business.

We believe the “modified Dutch Auction” tender offer set forth herein represents an efficient mechanism to provide our shareholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment if they so elect. Shareholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations at no additional cost to them. We do not believe consummation of the Offer will impair our competitive ability or our business prospects.

The Offer is intended to achieve a number of objectives, including the following:

•	Provide value to shareholders who wish to sell. A significant repurchase is an efficient way to return value to shareholders who wish to tender their shares at a premium to the recent trading prices for the Shares.

•	Provide value for continuing shareholders. Shareholders who wish to achieve a greater percentage ownership in the enterprise will be able to do so by not tendering their Shares and thus will have a greater stake in our future results, opportunities and risks at no additional cost to them.

•	Provide efficiency for shareholders who wish to sell. The Offer also provides our shareholders with an efficient way to sell their shares without incurring broker’s fees or commissions associated with open market sales. Furthermore, odd lot holders who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased pursuant to the Offer will avoid any applicable odd lot discounts that might be payable on sales of their shares.

Our Board of Directors has approved the Offer. However, neither we nor our Board of Directors, the Dealer Managers, the Information Agent or the Depositary make any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the Purchase Price or Purchase Prices at which you may choose to tender your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the price or prices at which your Shares should be tendered. You should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal.

Our executive officers and directors have advised us that they do not intend to tender any of their Shares in the Offer. See Section 11, “Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.”

Certain Effects of the Offer. The Offer will reduce the number of Shares that might otherwise trade publicly and is likely to reduce the number of our shareholders. These reductions may reduce the volume of trading in our Shares and may result in lower stock prices and reduced liquidity in the trading of our Shares following completion of the Offer. As of October 13, 2006, we had 118,109,594 Shares outstanding. The 22,222,222 Shares that we are offering to purchase pursuant to the Offer represent approximately 19% of the Shares outstanding as of that date. Shareholders may be able to sell non-tendered Shares in the future on the NYSE or otherwise, at a net price higher or lower than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell such Shares in the future.

Based on the published guidelines of the NYSE and the conditions of the Offer, our purchase of up to 22,222,222 Shares pursuant to the Offer will not result in the delisting of the remaining Shares on the NYSE. The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the Commission and comply with the Commission’s proxy rules in connection with meetings of our shareholders. We believe our purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for termination of registration under the Exchange Act. The Offer is conditioned on our having determined that the consummation of the Offer will not cause the Shares to be delisted from the NYSE or eligible for deregistration under the Exchange Act.

Upon the completion of the Offer, non-tendering shareholders will realize a proportionate increase in their relative ownership interest in the Company. In particular, the Offer would increase the proportional holdings of certain significant shareholders and of our directors and executive officers if they do not tender any of their Shares in the Offer.

We currently intend to cancel and retire or reflect as treasury stock the Shares purchased pursuant to the Offer. Such Shares will return to the status of authorized and unissued Shares and will be available for us to issue without further shareholder action for all purposes except as required by applicable law or the rules of the NYSE. We have no current plans for the future issuance of Shares purchased in this Offer.

We may, in the future, decide to purchase additional Shares. Any such purchases may be on the same terms as, or on terms that are more or less favorable to shareholders than, the terms of the Offer. Rule 13e-4 under the Exchange Act, however, prohibits us and our affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the Expiration Date.

The Shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. We believe that, following the repurchase of Shares pursuant to the Offer, the Shares will continue to be margin securities for purposes of the Federal Reserve Board’s margin regulations.

The Offer is an element of our overall plan to maximize value for our shareholders. If we are unable to purchase $800,000,000 of Shares in the Offer, we will consider, in our sole discretion, various other options to maximize shareholder value, including, among other things, additional share repurchases from time to time.

Except as otherwise disclosed in this Offer to Purchase (including the information incorporated by reference herein), we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our or any of our subsidiaries’ assets (other than our announced agreement to sell the Baja Fresh Mexican Grill restaurant chain and our other announced plans to explore strategic alternatives for other assets);

•	any material change in our present dividend rate or policy, or the amount of our indebtedness or our capitalization;

•	any change in our present Board of Directors or management, including but not limited to any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Board or to change any material term of the employment contract of any executive officer, other than our announced search for a permanent chief executive officer;

•	any other material change in our corporate structure or business;

•	any class of our equity securities ceasing to be authorized to be quoted on the NYSE;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(b) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition or disposition by any person of additional securities of us, or the disposition of our securities other than purchases pursuant to outstanding options to purchase Shares and outstanding restricted stock equivalent awards granted to certain employees (including directors and officers); or

•	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time, as we deem appropriate.

3. Procedures for Tendering Shares.

Proper Tender of Shares. For Shares to be tendered properly pursuant to the Offer:

•	the certificates for the Shares, or confirmation of receipt of the Shares under the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received in each case before 5:00 p.m., Eastern Standard Time, on the Expiration Date by the Depositary at its address set forth on the back cover page of this document; or

•	the tendering shareholder must comply with the guaranteed delivery procedures set forth below.

Notwithstanding any other provisions hereof, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility, as defined below), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, or an Agent’s Message in connection with book-entry delivery, and any other documents required by the Letter of Transmittal.

IN ACCORDANCE WITH INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, EACH SHAREHOLDER DESIRING TO TENDER SHARES PURSUANT TO THE OFFER MUST EITHER (1) CHECK THE BOX IN THE SECTION OF THE LETTER OF TRANSMITTAL CAPTIONED “SHARES TENDERED AT PRICE DETERMINED PURSUANT TO THE OFFER” OR (2) CHECK ONE OF THE BOXES IN THE SECTION OF THE LETTER OF TRANSMITTAL CAPTIONED “SHARES TENDERED AT PRICE DETERMINED BY SHAREHOLDER” INDICATING THE PRICE (IN INCREMENTS OF $0.25) AT WHICH SHARES ARE BEING TENDERED.

If tendering shareholders wish to maximize the chance that their Shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer.” Note that this election could result in the tendered Shares being purchased at the minimum price of $33.00 per share. A shareholder who wishes to indicate a specific price (in increments of $0.25) at which such shareholder’s Shares are being tendered must check a box under the section captioned “Shares Tendered at Price Determined by Shareholder.” A shareholder who wishes to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are being tendered. The same Shares may not be tendered at more than one price unless such Shares are previously withdrawn according to the terms of the Offer.

A TENDER OF SHARES WILL BE PROPER IF, AND ONLY IF, ON THE APPROPRIATE LETTER OF TRANSMITTAL EITHER THE BOX IN THE SECTION CAPTIONED “SHARES TENDERED AT PRICE DETERMINED PURSUANT TO THE OFFER” OR ONE OF THE BOXES IN THE SECTION CAPTIONED “SHARES TENDERED AT PRICE DETERMINED BY SHAREHOLDER” IS CHECKED. SHAREHOLDERS WHO HOLD SHARES THROUGH BROKERS OR BANKS ARE URGED TO CONSULT THEIR BROKERS OR BANKS TO DETERMINE WHETHER TRANSACTION COSTS ARE APPLICABLE IF SHAREHOLDERS TENDER SHARES THROUGH THE BROKERS OR BANKS.

Odd lot holders who tender all their Shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

Book-Entry Delivery. The Depositary will instruct The Depository Trust Company to establish an account with respect to the shares (referred to as the “Book-Entry Transfer Facility” for purposes of the Offer) within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, a properly completed and duly executed Letter of Transmittal together with any required signature guarantees or an Agent’s Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the book-entry confirmation, stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant tendering Shares through the Book-Entry Transfer Facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Method of Delivery. The method of delivery of all documents, including share certificates, is at the election and risk of the tendering shareholder. If delivery is by mail, properly insured registered mail with return receipt requested is recommended. Shares will be deemed delivered only when actually received by the Depositary (including in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program (an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed if (a) the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box captioned “Special Delivery Instructions” or captioned “Special Payment Instructions” on the Letter of Transmittal or (b) such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 8 of the Letter of Transmittal. If a share certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made to a person other than the registered holder, then the share certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary by the Expiration Date or such shareholder cannot complete the procedure for delivery by book-entry on a timely basis, such Shares may nevertheless be tendered if all of the following conditions are met:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by us is received by the Depositary (as provided below) by the Expiration Date; and

•	the certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal with any required signature guarantee or an Agent’s Message and any other documents required by the Letter of Transmittal, are received by the Depositary within three (3) NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such notice.

Employee Plans. Holders of vested but unexercised options may exercise such options for cash in accordance with the terms of the applicable plan and tender the Shares received upon such exercise in accordance with the Offer and the “Notice to Holders of Vested Stock Options” delivered to such holders in connection with the Offer. See “Proper Tender of Shares” above.

401(k) Plan. Participants in the 401(k) Plan who wish to have the trustee tender eligible shares attributable to their plan account must complete, execute and return to the plan trustee the tender direction form included in the “Letter from Trustee to Participants in the Wendy’s Profit Sharing and Savings Plan” sent to each participant of the plan. Participants in the 401(k) Plan may not use the Letter of Transmittal to direct the tender of their shares held in the plan, but instead must follow the separate election form sent to them. Although the Offer will remain open to all shareholders until the Expiration Date, if the trustee does not receive a participant’s instructions three business days prior to the Expiration Date, the trustee will not tender shares attributable to the participant’s account. Participants are urged to read the “Letter from Trustee to Participants in the Wendy’s Profit Sharing and Savings Plan” and the separate election form carefully.

Other Benefit Plans. Participants in employee benefit plans not affiliated with us that hold Shares of Wendy’s common stock may tender some or all of such Shares as provided herein generally, subject to the provisions of such plans. To the extent required under any such plan, we expect that participants will receive separate instructions from the administrators of those plans to be followed in connection with any tender.

U.S. Federal Income Tax Backup Withholding and Withholding Tax. Under the U.S. federal income tax backup withholding rules, 28% of the gross proceeds payable to a shareholder or other payee pursuant to the Offer must be withheld and remitted to the United States Treasury, unless the shareholder or other payee provides his or her taxpayer identification number (employer identification number or social security number) to the Depositary and certifies, under penalties of perjury, that such number is correct or an exemption otherwise applies under applicable regulations. Therefore, unless such an exemption exists and is proven in a manner satisfactory to the Depositary, each tendering shareholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. Certain shareholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, that shareholder must submit a statement, signed under penalties of perjury, attesting to that individual’s exempt status. Such statements can be obtained from the Depositary. See Instruction 11 of the Letter of Transmittal. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against a shareholder’s U.S. federal income tax liability, provided that the required information is furnished.

ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED U.S. FEDERAL INCOME TAX BACKUP WITHHOLDING OF 28% OF THE GROSS PROCEEDS PAID TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER.

Tender Constitutes An Agreement. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer and an agreement between the tendering shareholder and us upon the terms and subject to the conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (1) the shareholder has a “net long position” in the Shares or equivalent securities at least equal to the Shares tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Exchange Act and (2) the tender of Shares complies with Rule 14e-4.

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender Shares for his own account unless the person so tendering (i) has a net long position equal to or greater than the number of (x) Shares tendered or (y) other securities immediately convertible into, or exercisable or exchangeable for, the number of Shares tendered and will acquire such Shares for tender by conversion, exercise or exchange of such other securities and (ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the Purchase Price, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any or all tenders of Shares determined by us not to be in proper form, or the acceptance of which or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of particular Shares, and our interpretation of the terms of the Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. No tender of Shares will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as we shall determine. None of us, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

Return of Unpurchased Shares. If any tendered Shares are not purchased pursuant to the Offer or are properly withdrawn before the Expiration Date, or if less than all Shares evidenced by a shareholder’s certificates are tendered, certificates for unpurchased Shares will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the Shares, as applicable, or, in the case of Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the Shares will be credited to the appropriate account maintained by the tendering shareholder at the Book-Entry Transfer Facility, in each case without expense to the shareholder.

Lost or Destroyed Certificates. Shareholders whose certificate or certificates for part or all of their Shares have been lost, stolen, misplaced or destroyed may contact American Stock Transfer and Trust Company, as Transfer Agent for our Shares, at the address set forth on the back cover of this Offer to Purchase for instructions as to obtaining a replacement. The replacement certificate must be submitted together with the Letter of Transmittal to receive payment for Shares that are tendered and accepted for payment. A bond may be required to be posted by the shareholder to secure against the risk that the certificate may be subsequently recirculated. Shareholders are urged to contact the Transfer Agent immediately in order to permit timely processing of this documentation and to determine if the posting of a bond is required.

CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR FACSIMILE THEREOF, OR AN AGENT’S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US, THE DEALER MANAGERS OR THE INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO US, THE DEALER MANAGERS OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

4. Withdrawal Rights.

Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after 12:00 midnight, Eastern Standard Time, on Monday, December 18, 2006, unless previously accepted for payment as provided in this Offer to Purchase. If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the Offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the Offer.

For a withdrawal to be effective, a written or facsimile notice of withdrawal must:

•	be timely received by the Depositary at one of its addresses (or the facsimile number) set forth on the back cover of this Offer to Purchase;

•	must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn and the name of the registered holder of the Shares, if different from that of the person who tendered such Shares, and

•	if a notice of withdrawal is being sent by facsimile to the Depositary, such notice must have a signature medallion guarantee stamp.

A shareholder who has tendered Shares at more than one price must complete a separate notice of withdrawal for Shares tendered at each price. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution) must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering shareholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

We will determine all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in our sole discretion, which determination shall be final and binding. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Shares by any shareholder, and such determination will be binding on all shareholders. None of us, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

Participants in the 401(k) Plan who wish to have the trustee withdraw previously tendered shares attributable to their plan account must follow the procedures set forth in the “Letter from Trustee to Participants in the Wendy’s Profit Sharing and Savings Plan” sent separately to each plan participant.

5. Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we (1) will determine the Purchase Price we will pay for Shares properly tendered and not properly withdrawn before the Expiration Date, taking into account the number of Shares so tendered and the prices specified by tendering shareholders, and (2) will accept for payment and pay for, and thereby purchase, up to 22,222,222 Shares properly tendered, or an amount up to an additional 2% of our outstanding Shares, at prices at or below the Purchase Price and not properly withdrawn before the Expiration Date.

For purposes of the Offer, we will be deemed to have accepted for payment and therefore purchased Shares that are properly tendered at or below the Purchase Price and not properly withdrawn, subject to the “odd lot” priority, proration and conditional tender provisions of the Offer, only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer.

We will pay for Shares purchased under the Offer by depositing the aggregate Purchase Price for such Shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY US REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

In the event of proration, we will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Date; however, we do not expect to be able to announce the final results of any proration and commence payment for Shares purchased until up to ten business days after the Expiration Date. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. Certificates for all Shares tendered and not purchased, including all Shares tendered at prices in excess of the Purchase Price and Shares not purchased due to proration, will be returned to the tendering shareholder, or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered the Shares, at our expense promptly after the Expiration Date or termination of the Offer. In addition, if certain events occur, we may not be obligated to purchase Shares under the Offer. See Section 7, “Conditions of the Offer.”

We will pay all stock transfer taxes, if any, payable on the transfer to us of the Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 9 of the Letter of Transmittal.

ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO U.S. FEDERAL INCOME TAX BACKUP WITHHOLDING ON THE GROSS PROCEEDS PAID TO THE SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 3, “PROCEDURES FOR TENDERING SHARES.” ALSO, SEE SECTION 15, “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.”

6. Conditional Tender of Shares.

Subject to the exception for holders of odd lots, in the event of an over-subscription of the Offer, Shares tendered at or below the Purchase Price prior to the Expiration Date will be subject to proration. See Section 1. As discussed in Section 15, the number of Shares to be purchased from a particular shareholder may affect the tax treatment of the purchase from the perspective of the shareholder and thus the shareholder’s decision whether to tender. Accordingly, a shareholder may tender Shares subject to the condition that a specified minimum number of the shareholder’s Shares tendered pursuant to a Letter of Transmittal must be purchased if any of their Shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal and indicate the minimum number of Shares that must be purchased if any are to be purchased. We urge each shareholder to consult with his or her own financial or tax advisors.

After the Expiration Date, if more than 22,222,222 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage based upon all Shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any shareholder tendered pursuant to a Letter of Transmittal below the minimum number specified, the Shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a shareholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering shareholder.

After giving effect to these withdrawals, we will accept the remaining Shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders that would otherwise be regarded as withdrawn would cause the total number of Shares to be purchased to fall below 22,222,222 (or such greater number of Shares as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the Shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of Shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of Shares to be purchased. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all of their Shares.

7. Conditions of the Offer.

Notwithstanding any other provision of the Offer, we will not be required to accept for payment or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, and the payment for, Shares tendered, subject to the requirements of the Exchange Act for prompt payment for or return of Shares, if at any time on or after October 18, 2006 (or such earlier date as may be specified in the relevant condition) any of the following events shall have occurred or are determined by us to have occurred, that, in our reasonable judgment and regardless of the circumstances giving rise to such event, makes it inadvisable to proceed with the Offer or with acceptance for payment or payment:

(1) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal, or an adverse development shall have occurred in currently pending litigation, that directly or indirectly (i) challenges the making of the Offer or the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer or (ii) in our reasonable judgment, could materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or could otherwise materially impair in any way the contemplated future conduct of the business of us and our subsidiaries, taken as a whole, or materially impair our ability to purchase up to 22,222,222 Shares in the Offer;

(2) there shall have been any action threatened, pending or taken or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or is reasonably likely to directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit completion of the Offer, or (ii) delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Shares;

(3) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including, but not limited to, an act of terrorism, (iv) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof or (vi) any decrease of more than 10% in the market price of the Shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, Nasdaq Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on October 17, 2006;

(4) a tender offer or exchange offer for any or all of our Shares (other than this Offer) shall have been commenced, or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction, other than in the ordinary course of business;

(5) (i) any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the Commission on or before October 17, 2006), (ii) any such entity, group or person who has filed a Schedule 13D or Schedule 13G with the Commission on or before October 17, 2006 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding Shares or (iii) any new group shall have been formed which beneficially owns more than 5% of the outstanding Shares (options for and other rights to acquire Shares which are acquired or proposed to be acquired being deemed for purposes of this clause (5) to be immediately exercisable or convertible);

(6) any change shall have occurred or been threatened in the business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership of us or our subsidiaries, taken as a whole, that, in our judgment, is or may be reasonably likely to be material and adverse to us or our subsidiaries; or

(7) we determine that there is a reasonable likelihood that either (i) the Shares would be held of record by less than 300 persons, or (ii) the completion of the Offer and the purchase of the Shares may otherwise cause the Shares to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right. Each such right is an ongoing right and may be asserted at any time and from time to time. Any determination or judgment by us concerning the events described above will be final and binding on all parties.

8. Price Range of Shares; Dividends.

The Shares are listed and traded on the NYSE under the trading symbol “WEN”. The following table sets forth, for each of the periods indicated, the high and low closing prices of shares as reported on the NYSE, and dividends paid per share.

	High	Low	Dividends
Fiscal 2004:
First Quarter	$42.75	$37.24	$0.12
Second Quarter	$42.12	$33.94	$0.12
Third Quarter	$37.30	$32.47	$0.12
Fourth Quarter	$39.50	$31.74	$0.12
Fiscal 2005:
First Quarter	$41.15	$36.73	$0.135
Second Quarter	$48.50	$38.04	$0.135
Third Quarter	$53.62	$43.58	$0.135
Fourth Quarter	$56.40	$43.88	$0.17
Fiscal 2006:
First Quarter	$66.35	$53.90	$0.17
Second Quarter	$63.65	$56.25	$0.17
Third Quarter	$67.19	$57.40	$0.17
Fourth Quarter through October 17, 2006*	$35.39	$31.75

*	Prices of the Company’s Shares on the NYSE beginning with the fourth quarter of 2006 reflect the “ex-dividend” value of the Shares after the spin-off of Tim Hortons Inc. on September 29, 2006, as further described in Section 10, “Certain Information Concerning Us.”

On October 17, 2006, the last trading day before the date of announcement of the Offer, the last reported sale price of the Shares on the NYSE was $34.57 per share. We urge shareholders to obtain current market quotations for the Shares before deciding whether and at what Purchase Price or Purchase Prices to tender their Shares.

The Company expects its fourth quarter dividend to be 8.5 cents per share, which is expected to be payable in late November. However, our Board of Directors has neither declared this dividend nor set a record date for any dividend payable. If the record date for the fourth quarter dividend (if and when declared) is a date before the

Expiration Date (that is, the fourth quarter dividend is to be paid to shareholders of record as of a date before the Expiration Date), you would receive the fourth quarter dividend on the shares you tender. If, however, the record date for the fourth quarter dividend (when and if declared) is a date after the Expiration Date (that is, the fourth quarter dividend is to be paid to shareholders of record as of a date after the Expiration Date), you would not receive the fourth quarter dividend on the shares purchased by the Company.

9. Source and Amount of Funds.

Assuming we purchase 22,222,222 Shares pursuant to the Offer at the maximum price of $36.00 per share, we expect that the aggregate Purchase Price, including all related fees and expenses, will be approximately $800,000,000. We expect to fund the purchase of Shares tendered in the Offer and the payment of related fees and expenses from funds we received from Tim Hortons Inc., the Company’s former subsidiary, and other cash generated by our operations. We will not borrow any funds to complete the Offer.

10. Certain Information Concerning Us.

General. Wendy’s International, Inc. (NYSE: WEN) is in the business of operating, developing and franchising a system of distinctive quick-service and fast-casual restaurants serving high quality food. Wendy’s is one of the world’s largest restaurant companies. As of July 2, 2006 there were 6,743 Wendy’s restaurants in operation in the United States and in 18 other countries and territories. Of these restaurants, 1,475 were operated by the Company and 5,268 by the Company’s franchisees. As of July 2, 2006, the Company and its franchisees also operated 298 Baja Fresh restaurants in 21 states and the Company operated 19 Café Express restaurants in Texas. The Company also owns a minority interest in Pasta Pomodoro, which operates more than 45 Italian restaurants in California and Arizona. On September 29, 2006, the Company spun off its shares of Tim Hortons Inc. (NYSE: THI) and on October 11, 2006 the Company entered into an agreement to sell its interests in the Baja Fresh restaurants.

Our principal executive office is located at P.O. Box 256, 4288 West Dublin-Granville Road, Dublin, Ohio 43017-0256, and our telephone number is (614) 764-3100.

Recent Developments.

On March 24, 2006, Tim Hortons Inc., the Company’s former wholly-owned subsidiary, completed an initial public offering of 33.35 million shares of its common stock. Following the initial public offering, we continued to own 159,952,977 shares of Tim Hortons Inc. common stock. On September 29, 2006 we spun off our remaining interest in Tim Hortons Inc. In the spin-off, shareholders of Wendy’s common stock received as a special dividend 1.3542759 shares of Tim Hortons Inc. common stock on each outstanding share of Wendy’s common stock they owned as of 5:00 p.m. Eastern time on September 15, 2006. Wendy’s no longer has an ownership interest in Tim Hortons Inc.

On October 12, 2006, the Company announced it had entered into a definitive agreement dated October 11, 2006 to sell the Baja Fresh Mexican Grill restaurant chain to Caliber Capital Group, LLC, a west coast restaurant operating company, for approximately $31 million. The deal is expected to close during the fourth quarter, subject to customary closing conditions.

Additional Information About Us.

We are subject to the information requirements of the Exchange Act, and in accordance therewith file periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are required to disclose in such proxy statements certain information, as of particular dates, concerning our directors and executive officers, their compensation, stock options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which includes additional information with respect to the Offer. Such material and other information may be inspected at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can also be obtained by mail, upon payment of the Commission’s customary charges, by writing to the Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. The Commission also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the Commission.

Incorporation by Reference: The rules of the Commission allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. These documents contain important information about us.

SEC Filings	Period or Date Filed
Annual Report on Form 10-K	Year ended January 1, 2006

Quarterly Reports on Form 10-Q	Quarters ended April 2, 2006 and July 2, 2006

Current Report on Form 8-K	January 6, 2006, February 3, 2006, February 6, 2006, March 10, 2006, March 23, 2006, April 6, 2006, April 18, 2006 April 27, 2006, May 5, 2006, June 6, 2006, June 12, 2006, June 27, 2006, July 5, 2006, July 28, 2006, August 31, 2006, September 11, 2006, September 18, 2006, September 28, 2006, September 29, 2006, October 2, 2006, October 5, 2006, October 6, 2006 and October 12, 2006

We incorporate by reference into this Offer to Purchase the documents listed above (other than information furnished rather than filed) and any additional documents we may file with the Commission between the date of this Offer to Purchase and the Expiration Date (other than information furnished rather than filed). You can obtain the documents described under “Additional Information About Us” and any of the documents incorporated by reference in this document from the Commission’s web site described above or from us, at no cost, by writing or telephoning us at our principal executive offices at the following address: Investor/Shareholder Inquiries, c/o Wendy’s International, Inc., 4288 West Dublin-Granville Road, Dublin, Ohio 43017, (614) 764-3100. Please be sure to include your complete name and address in the request. If you request any incorporated documents, we will mail them by first class mail, or another equally prompt means, promptly after we receive the request.

11. Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

As of October 13, 2006, we had 118,109,594 Shares outstanding. The 22,222,222 Shares we are offering to purchase pursuant to the Offer represent approximately 19% of the Shares outstanding as of October 13, 2006. As of October 13, 2006, our directors and executive officers as a group (19 persons) beneficially owned an aggregate of 900,979 Shares, representing less than 1% of the outstanding Shares. The Company’s directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer.

The following table shows, as of October 13, 2006, the aggregate number and percentage of our securities that were beneficially owned by our directors and executive officers. Assuming that none of our executive officers or directors (other than those noted above) or their immediate family members and affiliated entities tender any of their Shares, and that we purchase 22,222,222 Shares pursuant to the Offer, then after the Offer, we anticipate that the directors and executive officers as a group will beneficially own approximately the same percentage of the outstanding Shares as they controlled before the Offer. The business address of each of our directors and executive officers is Wendy’s International, Inc., 4288 West Dublin-Granville Road, Dublin, Ohio 43017.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(a)(b)		Percent of Class for All

Common	Kerrii B. Anderson	444,438		*

Common	James V. Pickett	115,341		*

Common	Ann B. Crane	5,983		*

Common	Janet Hill	46,494		*

Common	Paul D. House	—		*

Common	Thomas F. Keller	9,089		*

Common	William E. Kirwan	17,023		*

Common	David P. Lauer	167,348		*

Common	Jerry W. Levin	—	(c)	*

Common	J. Randolph Lewis	4,673		*

Common	James F. Millar	18,204		*

Common	Stuart I. Oran	—	(c)	*

Common	Peter H. Rothschild	—	(c)	*

Common	John R. Thompson	7,073		*

Common	David J. Near	—	(d)	*

Common	Jeffrey M. Cava	20,689		*

Common	Jonathan F. Catherwood	21,104		*

Common	Leon M. McCorkle, Jr.	19,778		*

Common	Brendan P. Foley, Jr.	3,742		*

*	Denotes less than 1%.

(a)	The amounts reflected in this table include common shares in which there is shared voting and investment power.

(b)	Includes options exercisable within 60 days following October 13, 2006 and restricted shares. Amounts do not include holdings of restricted stock units.

(c)	Messrs. Levin, Oran and Rothschild were named directors effective March 6, 2006.

(d)	Mr. Near joined the Company on May 1, 2006 as Chief Operations Officer.

In addition to the amounts shown above, as of October 13, 2006, Dr. Kirwan held 5,764 phantom shares under the Company’s deferred compensation plan. Under that plan, phantom shares are payable in common shares of the Company not earlier than six months after termination as a director with the Company. Phantom shares do not have voting rights.

The information with respect to beneficial ownership is based upon information furnished by each director or executive officer, or information contained in filings made with the SEC.

Recent Securities Transactions. Based on our records and on information provided to us by our directors, executive officers and subsidiaries, neither we nor any of our affiliates, subsidiaries, associates, directors or executive officers have effected any transactions involving Shares of our common stock during the 60 days prior to October 18, 2006, except that on August 21, 2006, Dr. Kirwan acquired an additional eight shares of phantom stock pursuant to the dividend reinvestment provisions of the Company’s deferred compensation plan.

12. Share-Based Compensation

Equity Compensation Plans. We maintain three equity compensation plans: the WeShare Stock Option Plan, the 1990 Stock Option Plan and the 2003 Stock Incentive Plan (collectively the “Equity Compensation Plans”). The 1990 Stock Option Plan and the 2003 Stock Incentive Plan (the “2003 Plan”) were approved by our shareholders.

The Company believes equity compensation aligns the interests of directors, management and other employees with the interests of its other shareholders and that its equity compensation program is essential in attracting, retaining and motivating participants. Until 2004, equity awards were stock options, other forms of equity compensation were not used.

At the 2004 annual meeting, the Company’s shareholders approved the 2003 Plan, which is intended to accomplish five objectives: (i) encourage the judgment, initiative and efforts of employees and directors toward the continuing success of the Company; (ii) increase stock ownership levels of key employees and directors; (iii) assist the Company in attracting, retaining and motivating key employees and directors; (iv) reduce “overhang” associated with the Company’s equity compensation program; and (v) reduce the long-term effect of the equity compensation program on the Company’s earnings per share. Under the 2003 Plan, various types of equity compensation can be awarded, including stock options, restricted stock, restricted stock units, unrestricted stock, performance shares, performance units, stock appreciation rights and dividend equivalent rights. Key employees can include not only the executive officers of the Company but also other officers or employees of the Company who are able to contribute to the success and growth of the Company. Stock options cannot be awarded under any of the Equity Compensation Plans at less than 100% of the fair market value of a common share on the date of grant and have a maximum duration of ten years from the date of grant.

The Company has reserved 37,550,000 common shares for awards pursuant to the Company’s Equity Compensation Plans, of which 1,335,515 Shares were available for grant at October 13, 2006. The total number of common shares that could be issued pursuant to outstanding awards (other than performance shares) under the Company’s Equity Compensation Plans as of October 13, 2006 was 3,265,351. In addition, a total of 90,283 performance shares were outstanding at October 13, 2006 under the Equity Compensation Plans.

401(k) Plan. We have a savings plan in the United States that qualifies under Section 401 of the Internal Revenue Code of 1986, as amended. Participating U.S. employees may contribute up to 75% of their eligible compensation, but not more than statutory limits. We contribute a matching contribution each pay period equal to 100% of the first 3% and 50% of the next 2% of a participant’s contributions. The maximum company match is 4% of the participant’s eligible compensation subject to regulatory limitations. Matching contributions are invested proportionate to each participant’s voluntary contributions in the investment options provided under the plan. Investment options in the U.S. plan include our common stock, but neither the participant nor our matching contributions are required to be invested in our common stock.

The foregoing descriptions of our stock-based plans are qualified in their entirety by reference to the text of the stock-based plans, copies of which have been filed with the Commission.

13. Agreements, Arrangements or Understandings

On March 2, 2006, the Company entered into an agreement with Trian Fund Management, L.P. and affiliates and Sandell Asset Management Corp. and affiliates. The Company agreed, among other things, to use its reasonable best efforts to (i) complete the spin-off of Tim Hortons Inc. common stock as soon as practical, which spin-off was completed on September 29, 2006; (ii) actively explore strategic alternatives with respect to the Baja Fresh Mexican Grill restaurant chain; (iii) intensify its focus on corporate cost reduction programs to reduce overhead and restaurant operating costs and improve operating profit margins; and (iv) explore the best practicable means of deploying excess cash resulting from the initial public offering of Tim Hortons Inc.

On October 12, 2006, the Company announced it had entered into a definitive agreement dated October 11, 2006 to sell the Baja Fresh Mexican Grill restaurant chain to Caliber Capital Group, LLC, a west coast restaurant operating company, for approximately $31 million. The sale is expected to close during the fourth quarter, subject to customary closing conditions.

Except as otherwise described in this Offer to Purchase or documents incorporated by reference, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees or loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

14. Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears material to our business that might be adversely affected by our acquisition of the Shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of the Shares as contemplated by the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter.

There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the Offer to accept Shares for payment and pay for Shares is subject to certain important conditions. See Section 7.

15. Material United States Federal Income Tax Consequences.

Circular 230 Notice

The following discussion pertaining to U.S. federal income tax considerations is not given in the form of a covered opinion within the meaning of Circular 230 issued by the United States Secretary of the Treasury. Thus, you cannot rely upon U.S. federal income tax advice contained herein for the purpose of avoiding U.S. federal income tax penalties. This discussion is written to support the promotion or marketing of the Offer.

The following discussion summarizes the material United States federal income tax consequences of the Offer that may be relevant to Holders and Foreign Shareholders (as defined below). This discussion is based upon the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), the Treasury Regulations promulgated under the Code, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a shareholder in light of the holder’s particular circumstances, nor does it discuss the special considerations applicable to those shareholders subject to special rules, such as shareholders whose functional currency is not the U.S. dollar, shareholders subject to the alternative minimum tax, shareholders who are financial institutions or broker-dealers, mutual funds, partnerships or other pass-through entities for U.S. federal income tax purposes, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, traders in securities who elect mark to market method of accounting, controlled foreign corporations, passive foreign investment companies, expatriates, shareholders who acquired their Shares through the exercise of options or similar derivative securities or shareholders who hold their Shares as part of a straddle or in a constructive sale. This discussion also does not address the U.S. federal income tax consequences to shareholders who acquired their shares through stock option or stock purchase plan programs or in other compensatory arrangements. This discussion assumes that shareholders hold their shares as capital assets within the meaning of Section 1221 of the Code (generally property held for investment). Company will not seek an opinion of counsel or a ruling from the Internal Revenue Service with respect to the U.S. federal income tax consequences discussed herein and accordingly there can be no assurance that the Internal Revenue Service will agree with the positions described in this Offer.

We intend this discussion to provide only a general summary of the material U.S. federal income tax consequences of the Offer. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the Offer. We also do not address foreign, state or local tax consequences of the Offer. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for Shares pursuant to the Offer, in light of your individual circumstances.

As used herein, a “Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes, an individual who is a citizen or resident of the United States, a corporation or a partnership created or organized under the laws of the United States or any State thereof, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if it (a) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Shareholders who are not Holders (“Foreign Shareholders”) should consult their tax advisors regarding the U.S. federal income tax consequences and any applicable foreign tax consequences of the Offer and should also see the discussion below regarding Foreign Shareholders.

Non-Participation in the Offer. Shareholders who do not participate in the Offer will not incur any tax liability as a result of the consummation of the Offer, provided that the Offer is treated as an isolated redemption.

Exchange of Shares Pursuant to the Offer. An exchange of Shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes, except for certain Foreign Shareholders, as described below. A Holder or Foreign Shareholder who receives cash pursuant to the Offer will, depending on such shareholder’s particular circumstances, be treated either as recognizing gain or loss from the disposition of the Shares or as receiving a dividend distribution from us.

Under Section 302 of the Code, a shareholder will recognize gain or loss on an exchange of Shares for cash if the exchange (i) results in a “complete termination” of all of such shareholder’s equity interest in us, (ii) results in a “substantially disproportionate” redemption with respect to such shareholder or (iii) is “not essentially equivalent to a dividend” with respect to the shareholder. In applying the Section 302 tests, a shareholder must take account of stock that such shareholder constructively owns under attribution rules, pursuant to which the shareholder will be treated as owning our stock owned by certain family members (except that in the case of a “complete termination” a shareholder may, under certain circumstances, waive attribution from family members) and related entities and our stock that the shareholder has the right to acquire by exercise of an option. An exchange of Shares for cash will generally be a substantially disproportionate redemption with respect to a shareholder if the percentage of the then outstanding Shares owned by such shareholder immediately after the exchange is less than 80% of the percentage of the Shares owned by such shareholder immediately before the exchange. If an exchange of Shares for cash fails to satisfy the “substantially disproportionate” test, the shareholder may nonetheless satisfy the “not essentially equivalent to a dividend” test. An exchange of Shares for cash will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the shareholder’s equity interest in us. An exchange of Shares for cash that results in a reduction of the proportionate equity interest in us of a shareholder whose relative equity interest in us is minimal (an interest of less than one percent may satisfy this requirement) and who does not exercise any control over or participate in the management of our corporate affairs may be treated as “not essentially equivalent to a dividend.” Shareholders should consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.

We cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause us to accept fewer Shares than are tendered. Therefore, a shareholder can be given no assurance that a sufficient number of such shareholder’s Shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for U.S. federal income tax purposes pursuant to the rules discussed above.

U.S. Holders. If a Holder is treated as recognizing gain or loss from the disposition of the Shares for cash, such gain or loss will be equal to the difference between the amount of cash received and such Holder’s tax basis in the Shares exchanged therefor. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Shares exceeds one year as of the date of the exchange. Capital gain recognized from the disposition of Shares that is long-term capital gain will, in the case of Holders who are individuals, be subject to tax at a maximum U.S. federal income tax rate of 15%. Capital gain recognized from the disposition of Shares held for one year or less will be short-term capital gain subject to tax at ordinary income tax rates. In general, capital losses are deductible only against capital gains and are not available to offset ordinary income. Individual taxpayers are permitted, however, to offset a limited amount of net capital losses annually against ordinary income, and unused net capital losses may be carried forward to subsequent tax years.

If a Holder is not treated under the Section 302 tests as recognizing gain or loss on an exchange of Shares for cash, the entire amount of cash received by such Holder pursuant to the exchange, without reduction for the tax basis of the Shares exchanged, will be treated as a dividend to the extent of the Holder’s allocable portion of our current and accumulated earnings and profits. Provided certain holding period requirements are satisfied, non-corporate Holders generally will be subject to U.S. federal income tax at a maximum rate of 15% on amounts treated as dividends. Non-corporate Holders should consult their tax advisors regarding the tax treatment of any loss on the sale of Shares with respect to which they have received an “extraordinary dividend,” as defined in the Code. To the extent that cash received in exchange for Shares is treated as a dividend to a corporate Holder, (i) it may be eligible for a dividends-received deduction (subject to applicable limitations) and (ii) it may be subject to the “extraordinary dividend” provisions of the Code. Corporate Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances.

Foreign Shareholders. If a Foreign Shareholder is treated as recognizing gain from the disposition of Shares for cash, any gain realized on the receipt of cash in connection with the Offer generally will not be subject to U.S. federal income tax or U.S. withholding tax unless:

(A) the gain is effectively connected with a U.S. trade or business (or if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained by such Foreign Shareholder), in which case the Foreign Shareholder generally will be taxed like a Holder (as discussed above under “Holders”);

(B) the Foreign Shareholder is a nonresident alien individual who is present in the U.S. for 183 days or more in the taxable year, in which case the Foreign Shareholder may be subject to a 30% tax on the Foreign Shareholder’s net gain realized pursuant to the Offer, which may be offset by U.S. source capital losses of the Foreign Shareholder, if any; or

(C) the Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes and the Foreign Shareholder owned more than 5% of the Company’s common stock, based on value, at any time during the five years preceding the sale of Shares, in which case the Company may withhold 10% of the cash payable to the Foreign Shareholder in connection with the Offer and the Foreign Shareholder generally will be taxed like a Holder (as discussed above under “Holders”). We do not believe that we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

If a Foreign Shareholder is not treated under the Section 302 tests as recognizing gain or loss on the exchange of Shares for cash, the entire amount of cash received by such Foreign Shareholder, without reduction for the tax basis of the Shares exchanged, will be treated as a dividend to the extent of the Foreign Shareholder’s allocable portion of our current and accumulated earnings and profits. If the cash received is effectively connected with a U.S. trade or business (or if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained by such Foreign Shareholder), the Foreign Shareholder generally will be taxed like a Holder (as discussed above under “Holders”). Otherwise, if the cash received is not effectively connected with a U.S. trade or business (or, if applicable, is not attributable to a permanent establishment or a fixed base), such income will be subject to a 30% withholding tax. Such withholding tax may be reduced or eliminated under any applicable income tax treaty between the United States and the Foreign Shareholder’s country of residence, provided that the Foreign Shareholder provides the proper certification as to his or her eligibility for such treatment.

Foreign Shareholders are urged to consult with their own tax advisors regarding the application of federal income tax withholding, including eligibility for a reduction to or an exemption from the withholding tax.

See Section 3 with respect to the application of U.S. federal income tax withholding and backup withholding.

Shareholders are urged to consult their own tax advisors to determine the tax consequences of the Offer in light of their particular circumstances, including the application of federal, state, local and foreign tax laws.

16. Extension of the Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for Shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through BusinessWire or another comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(f)(1) under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (1) we increase or decrease the price to be paid for Shares or increase or decrease the number of Shares being sought in the Offer and, if an increase in the number of Shares being sought exceeds 2% of our outstanding Shares and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, the Offer will be extended until the expiration of such period of ten business days.

17. Fees and Expenses.

We have retained J.P. Morgan Securities Inc. and Goldman, Sachs & Co. to act as the Dealer Managers in connection with the Offer and to provide financial advisory services in connection with the Offer. The Dealer Managers will receive a customary fee for their services. We have also agreed to reimburse the Dealer Managers for reasonable out-of-pocket expenses incurred by them in connection with the Offer, including reasonable fees and expenses of counsel, and to indemnify the Dealer Managers against certain liabilities in connection with the Offer, including liabilities under the U.S. federal securities laws. J.P. Morgan Securities Inc. and Goldman, Sachs & Co. have rendered various investment banking and other services to us in the past and may render services in the future, for which they have received, and may in the future receive, customary compensation from us. In the ordinary course of their trading and brokerage activities, J.P. Morgan Securities Inc. and Goldman, Sachs & Co. and their affiliates may hold positions, for their own accounts or for those of their customers, in our securities.

We have retained Georgeson Inc. to act as Information Agent and American Stock Transfer and Trust Company to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone and in person and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the U.S. federal securities laws.

We will not pay any fees or commissions to brokers or dealers (other than fees to the Dealer Managers and the Information Agent as described above) for soliciting tenders of Shares pursuant to the Offer. Shareholders holding Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender Shares through such brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or nominee has been authorized to act as the agent of us, the Dealer Managers, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares except as otherwise provided in this document and Instruction 9 in the Letter of Transmittal.

18. Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by the Dealer Managers or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE OFFER OR AS TO THE PURCHASE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL OR DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO PROVIDE YOU WITH ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR PROVIDES ANY INFORMATION OR REPRESENTATION TO YOU, YOU MUST NOT RELY ON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY.

October 18, 2006

The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each shareholder or such shareholder’s broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Offer is:

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions or requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective telephone numbers and addresses set forth below. Requests for additional copies of the Offer to Purchase, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and address set forth below. Shareholders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer. To confirm delivery of Shares, shareholders are directed to contact the Depositary.

The Information Agent for the Offer is:

17 State Street, 10th Floor

New York, NY 10004

Banks and Brokers Call: (212) 440-9800

Toll Free: (866) 277-0928

The Lead Dealer Manager for the Offer is:

277 Park Avenue, 9th Floor

New York, New York 10172

(877) 371-5947 (Call Toll Free)

The Co-Dealer Manager for the Offer is:

Goldman, Sachs & Co.

85 Broad Street

New York, New York 10024

Call: (212) 902-1000

Call Toll Free: (800) 323-5678